Exhibit (h)(1)

February 16, 2016

Richard M. Hauser, Chair

Thrivent Series Fund, Inc.

625 Fourth Avenue South

Minneapolis, Minnesota 55415

Dear Mr. Hauser:

This letter is to confirm to you that Thrivent Financial for Lutherans (the “Adviser”) has agreed to temporarily reimburse certain expenses associated with the Portfolios as detailed below. Amounts waived by the Adviser during the contractual period cannot be recouped by the Adviser in subsequent periods.

1.	The Adviser has agreed, for as long as the current fee structure is in place, to waive an amount equal to any investment advisory fees indirectly incurred by the Thrivent Aggressive Allocation Portfolio as a result of its investment in any other mutual fund for which the Adviser or an affiliate serves as investment adviser, other than Thrivent Cash Management Trust. This contractual provision may be terminated upon the mutual agreement between the Independent Directors of the Fund and the Adviser.

2.	The Adviser has agreed, for as long as the current fee structure is in place, to waive an amount equal to any investment advisory fees indirectly incurred by the Thrivent Moderately Aggressive Allocation Portfolio as a result of its investment in any other mutual fund for which the Adviser or an affiliate serves as investment adviser, other than Thrivent Cash Management Trust. This contractual provision may be terminated upon the mutual agreement between the Independent Directors of the Fund and the Adviser.

3.	The Adviser has agreed, for as long as the current fee structure is in place, to waive an amount equal to any investment advisory fees indirectly incurred by the Thrivent Moderate Allocation Portfolio as a result of its investment in any other mutual fund for which the Adviser or an affiliate serves as investment adviser, other than Thrivent Cash Management Trust. This contractual provision may be terminated upon the mutual agreement between the Independent Directors of the Fund and the Adviser.

4.	The Adviser has agreed, for as long as the current fee structure is in place, to waive an amount equal to any investment advisory fees indirectly incurred by the Thrivent Moderately Conservative Allocation Portfolio as a result of its investment in any other mutual fund for which the Adviser or an affiliate serves as investment adviser, other than Thrivent Cash Management Trust. This contractual provision may be terminated upon the mutual agreement between the Independent Directors of the Fund and the Adviser.

5.	The Adviser has agreed, through at least April 30, 2017, to waive certain fees and/or reimburse certain expenses associated with operating Thrivent Growth and Income Plus Portfolio in order to limit the net annual operating expenses (excluding acquired (underlying) portfolio fees and expenses) to an annual rate of 0.80% of the average daily net assets of the Portfolio.

6.	The Adviser has agreed, through at least April 30, 2017, to waive certain fees and/or reimburse certain expenses associated with operating Thrivent Partner Healthcare Portfolio in order to limit the net annual operating expenses (excluding acquired (underlying) portfolio fees and expenses) to an annual rate of 0.95% of the average daily net assets of the Portfolio.

7.	The Adviser has agreed, through at least April 30, 2017, to waive certain fees and/or reimburse certain expenses associated with operating Thrivent Partner Emerging Markets Equity Portfolio in order to limit the net annual operating expenses (excluding acquired (underlying) portfolio fees and expenses) to an annual rate of 1.30% of the average daily net assets of the Portfolio.

8.	The Adviser has agreed, through at least April 30, 2017, to waive certain fees and/or reimburse certain expenses associated with operating Thrivent Partner All Cap Portfolio in order to limit the net annual operating expenses (excluding acquired (underlying) portfolio fees and expenses) to an annual rate of 0.85% of the average daily net assets of the Portfolio.

9.	The Adviser has agreed, through at least April 30, 2017, to waive certain fees and/or reimburse certain expenses associated with operating Thrivent Partner Growth Stock Portfolio in order to limit the net annual operating expenses (excluding acquired (underlying) portfolio fees and expenses) to an annual rate of 0.80% of the average daily net assets of the Portfolio.

Sincerely,

/s/ Russell W. Swansen
Russell W. Swansen
Senior Vice President and Chief Investment Officer
Thrivent Financial for Lutherans